Exhibit 5.1

Rome, September 20, 2006

Gentium S.p.A.
Piazza XX Settembre 2
22079 Villa Guardia (Como)
Italy

Re:  Gentium S.p.A. - Registration Statement on Form F-3

Dear Ladies and Gentlemen:

1.	Introduction

1.1
We have acted as Italian counsel to Gentium S.p.A. (the “Company”) in connection with the filing of a Registration Statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale by certain selling security holders of up to 2,171,199 American Depositary Shares (“ADSs”), each ADS representing one of (i) 1,551,125 outstanding ordinary shares (the “Outstanding Shares”), the part of the 4,554,000 ordinary shares authorized by means of the resolution of the Shareholders of the Company dated September 30, 2004 (the “2004 Resolution”), and (ii) 619,994 ordinary shares, part of the 713,518 ordinary shares (the “Warrant Shares”) authorized by means of the resolution of the Shareholders of the Company dated November 29, 2005 (the “2005 Resolution”), which Warrant Shares are issuable upon exercise of warrants authorized by means of the same 2005 Resolution (the “Warrants”) .

1.2	This opinion is being furnished in accordance with the requirements of Item 9 of Form F-3 and Item 601(b)(5)(i) of Regulation S-K.

1.3	For the purpose of giving the opinion set forth below, we have examined copies of documents (the “Documents”) listed in the schedule attached hereto (the “Schedule“).

1.4
We have made no searches or enquiries concerning the Company or any other person or entity, and we have examined no corporate records of the foresaid, save for those searches, enquiries, instruments, documents or corporate records expressly specified as being made or examined in this opinion.

1.5	This opinion shall be governed by, and construed in accordance with the laws of the Republic of Italy.

1.6
In this opinion, Italian legal concepts are expressed in English terms and not in their original Italian terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. Accordingly, this opinion may only be relied upon under the express condition that any issue of interpretation or liability arising under this opinion will be governed by Italian law.

2.	Assumptions

2.1	In giving this opinion, we have assumed that:

2.1.1	all Documents submitted to us as copy or specimen documents are conformed to their originals, and the originals are genuine, updated and complete;

2.1.3	the signatures stamps and seals on the originals of all Documents submitted to us are genuine;

2.1.4	all statements contained in the Registration Statement and in the Documents were true and accurate when made and remain true and accurate;

2.1.5
the Company is not unable to pay its debt and fulfill its obligations on a regular basis (within the meaning of the provisions of Article 5 of Royal Decree no. 267 of March 16, 1942, as amended) at the time of the adoption of the Plans, and will not be, as a consequence of executing the Plans, unable to pay its debts and fulfill its obligations on a regular basis (within the meaning of the aforesaid provisions);

2.1.6	a warranty by the Company that it is not aware, or has no notice, of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

2.1.7
there has not been any amendment to the bylaws of the Company dated April 28, 2006 and the versions of the bylaws referred to in the Schedule under no. (i) and (ii) were in force and has not been amended, respectively, at the time of the Company’s shareholders’ meetings referred to in the Schedule under no. (iii) and (iv);

2.1.8
the meetings of the Company referred to in the Schedule were duly convened and held, all formalities required to be fulfilled prior to the convening of such meetings were fulfilled, and the resolutions of the Company referred to in the Schedule were duly passed and have not been revoked, superseded, challenged, or amended, in full or in part, and are still in force as of the date hereof;

2.1.9
the minutes of the meetings of the Company referred to in the Schedule are a true record of the proceedings described therein in a duly convened, constituted and quorate meeting, and accurately reflect the business carried out and decisions made, at such meetings;

2.1.10
the subscription for the Outstanding Shares and the Warrant Shares is and will be carried out, by any person (including its respective directors, officers, employees, agents and advisers) in (i) compliance with the provisions of the relevant resolution, and (ii) good faith for the purpose of carrying on their respective corporate objects and businesses, if any, for its benefit;

2.1.11
none of the persons who subscribed for the Outstanding Shares and shall subscribe the Warrant Shares has or shall have passed a voluntary winding-up resolution, no petition has been or shall have been presented or order made by a court for the winding-up, dissolution, administration, bankruptcy, or any analogous proceedings and no equivalent or analogous proceedings under the law of its place of establishment or incorporation, as the case may be, or where it carries on business, has been or shall have been taken in relation to it and no receiver, manager, trustee or similar officer has or shall have been appointed in relation to it or any of its respective assets or revenues;

2.1.12	no offer whatsoever of the ADSs will take place in the Republic of Italy;

2.1.13
for the purposes of this opinion, the term “non-assessable” used under paragraph 3.1 below means that the owner of the shares cannot be required by the Company to pay additional amounts for their shares once the subscription price is duly paid. The concept of non-assessability, however, does not include the case, set forth under section 2447 of the Italian Civil Code, of loss of the entire capital by the Company. In such a case, the Company needs to restate its capital by receiving an additional pro rata capital contribution from each shareholder. Should such recapitalization by the shareholders not occur, the relevant shares will be cancelled;

2.1.14
there are no facts, documents, circumstances or matters which may be material to the opinions set out herein and which have not been disclosed to us by the Company, notwithstanding our reasonable inquiry; and

2.1.15	the Warrant Shares will be issued by November 29, 2010.

2.2
We express no opinion as to any laws other than the laws of Italy and we have assumed that none of the opinions expressed below will be affected by the laws of any jurisdiction other than Italy. “Generally Applicable Law” means the laws of the Republic of Italy (including the rules or regulations promulgated thereunder or pursuant thereto), that an Italian avvocato exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Outstanding Shares or the Warrant Shares. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company solely because of the specific assets or business of the Company or any of its affiliates. In particular, we have made no independent investigation of the laws of the State of New York as a basis for the opinion stated herein and do not express or imply any opinion on such laws.

3.	Opinion

3.1
Based and relying upon the foregoing and subject to the assumptions, qualifications and reservations contained herein and to any matter not disclosed to us, we are of the opinion that: (i) the Outstanding Shares have been duly authorized, are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized and, if and when issued and paid for in accordance with the 2005 Resolution and the terms of the Warrants, will be validly issued, fully paid and non-assessable.

4.	Qualifications

4.1
We are giving no opinion either as to (i) the contents of the Registration Statement, or (ii) bankruptcy, insolvency, liquidation, reorganization moratorium and similar laws of general applicability relating to or affecting the rights of creditors of the Company in general.

4.2
It should be understood that (i) the opinions expressed above are based upon our examination of the Documents listed in Schedule B, as applicable, and (ii) we have not been responsible for investigating or verifying the accuracy of the facts or statements of foreign law, in particular the Delaware General Corporate Law or the reasonableness of any statements of opinion, contained in any of the Documents, or that no material facts have been omitted from them and express no opinion with respect thereto.

4.3
In consideration of the fact that certain agreements relating to the Warrants are governed by the laws of the State of New York, we point out that, when applying the laws of the State of New York, an Italian court:

-
may give effect to the mandatory rules of the law of another country with which the transaction has a close connection (including, for the avoidance of doubt, the Republic of Italy), if and insofar as, under the law of the latter country, those rules must be applied, regardless of the law stated to be applicable to the Documents;

-	may refuse to apply the laws of the State of New York if its application is manifestly incompatible with the public policy in the Republic of Italy;

-	will apply Italian law in a situation where it is mandatory irrespective of the law otherwise applicable to the Documents; and

-	shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

4.4	An Italian court may stay proceedings brought in such court if concurrent proceedings are being brought elsewhere.

5.	Reliance

5.1
This opinion is given on the basis that there will be no amendment to or termination or replacement of the Documents, referred to in Schedule B to this opinion and on the basis of the laws of Italy in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Italy after the date of this opinion. We also disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

5.2
This opinion speaks as of its date and is addressed to you solely for your benefit in connection with the obligations of the Company arising from the offer of the ADSs. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are thereby within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion is not to be transmitted to anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent, except that it may be disclosed to your legal counsel, referred to in any list of closing documents in relation to the offer of the ADSs and included in any bible of documents memorializing the offer of the ADSs.

5.3
Any issue of liability connected with our rendering this opinion shall be solely subject to the substantive laws of Italy regardless of any reference to the laws of another jurisdiction pursuant to any applicable rule governing conflicts of laws. Any dispute shall be subject to the exclusive jurisdiction of the Tribunal of Rome.

Yours faithfully,

(Gianni, Origoni, Grippo & Partners)

/s/ Gianni, Origoni, Grippo & Partners

SCHEDULE

1.	The Articles of Associations, as amended and/or restated, and the Bylaws, as amended and/or restated of the Company, in effect on 30 September 2000.

2.	The Articles of Associations, as amended and/or restated, and the Bylaws, as amended and/or restated of the Company, in effect on 29 November 2005.

3.	Copy of the minutes of the Extraordinary Shareholders’ Meeting of the Company held on 30 September 2004.

4.	Copy of the minutes of the Extraordinary Shareholders’ Meeting of the Company held on 29 November 2005.

5.	Copy of the Warrant Regulations, as approved by the Extraordinary Shareholders Meeting of the Company held on 29 November 2005.

5.	Copy of the certificates of various corporate officers sent to us on September 20, 2006.

6.	Copy of the certificate relating to the Company, issued by the Register of Enterprises at the Chamber of Commerce of the City of Como.

7.	Copy of the shareholders’ ledger of the Company.